EXHIBIT 99.1

Clearfield Reports Fiscal First Quarter 2024 Results

  Repurchased approximately $12 million in shares under Share Repurchase Program, leaving $21 million available for additional repurchases.
  Announced a new product - a smaller vault which is designed to reduce deployment time and lower the cost of total deployment.
  Expects to achieve full Build America, Buy America (BABA) Act compliance by end of calendar 2024.

MINNEAPOLIS, Feb. 01, 2024 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), a leader in fiber connectivity, reported results for the fiscal first quarter 2024, ended December 31, 2023.

Fiscal Q1 2024 Financial Summary
(in millions except per share data and percentages)	Q1 2024	vs. Q1 2023	Change	Change (%)
Net Sales	$34.2	$85.9	$(51.7)	-60%

Gross Profit ($)	$4.7	$30.6	$(26.0)	-85%
Gross Profit (%)	13.7%	35.7%	-21.9%	-62%

Income (Loss) from Operations	$(8.2)	$17.9	$(26.1)	-146%
Income Tax Expense (Benefit)	$(1.0)	$3.7	$(4.6)	-126%

Net Income (Loss)	$(5.3)	$14.3	$(19.5)	-137%
Net Income (Loss) per Diluted Share	$(0.35)	$1.00	$(1.35)	-135%

Management Commentary

“While we expect the next few quarters to remain challenging due to the inventory overhang across the industry, broadband service providers continue to deploy equipment and long-term demand remains as strong as ever. We remain focused on positioning Clearfield to take share when ordering patterns return to a more normalized cadence. To that end, we continue to expand and enhance our product portfolio to reduce the cost of fiber deployment by making the process as efficient as possible,” said Company President and Chief Executive Officer, Cheri Beranek. “Listening to our customers and then delivering to their needs is the foundation upon which our North American business was built. We remain confident that the future growth in fiber deployment is absolute, and the value proposition that Clearfield brings to the market is stronger than ever,” said Beranek.

“The significance of our share buyback underscores our clear and proactive commitment as we believe in the enduring strength and potential of our company and this market. In the coming quarters, we will continue to make thoughtful and strategic decisions regarding our share repurchases, driven by our strong conviction that our current share price is not reflective of our long-term opportunity,” said Chief Financial Officer Dan Herzog. “Due to limited visibility related to the reasons we’ve discussed over the last several quarters, we will continue to provide quarterly guidance. Currently, we expect our fiscal second quarter 2024 revenue to be in the range of $29 to $33 million and our net loss per share to be in the range of $(0.49) and $(0.55). This loss per share range is based on the number of shares outstanding at the end of the first quarter and does not reflect share repurchases in the second quarter.”

Financial Results for the Three Months Ended December 31, 2023

Net sales for the first quarter of fiscal 2024 decreased 60.2% to $34.2 million from $85.9 million in the same year-ago quarter.

As of December 31, 2023, order backlog (defined as purchase orders received but not yet fulfilled) was $43.5 million, a decrease of $13.8 million, or 24.1%, compared to $57.3 million as of September 30, 2023, and a decrease of $92.8 million, or 68.1%, from December 31, 2022. The sequential decrease was due to a continued lull in demand as customers digest previously purchased products.

Gross margin for the first quarter of fiscal 2024 was 13.7%, compared to 35.7% in the first quarter of fiscal 2023. Gross margin was negatively affected by excess production capacity and an increase in reserves for excess inventory primarily resulting from the lull in demand. The Company has continued to realign capacity to current market conditions and has undertaken a number of efficiency initiatives.

Operating expenses for the first quarter of fiscal 2024 increased 0.8% to $12.9 million, or 37.6% of net sales, relatively unchanged from $12.8 million, or 14.8% of net sales, in the same year-ago quarter.

Net loss for the first quarter of fiscal 2024 totaled $5.3 million, or $0.35 per diluted share, compared to net income of $14.3 million, or $1.00 per diluted share, in the same year-ago quarter. In the quarter, we repurchased approximately $12 million in shares under our Share Repurchase Program, leaving an additional $21 million available for future repurchases.

Outlook
At this time and after considering the current state of the industry, the Company expects net sales for the second quarter of fiscal 2024 to be in the range of $29 million to $33 million and net loss per share to be in the range of $(0.49) to $(0.55). This loss per share range is based on the number of shares outstanding at the end of the first quarter and does not reflect share repurchases completed in the second quarter.

Conference Call
Management will hold a conference call today, February 1, 2024, at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and Chief Executive Officer, Cheri Beranek, and Chief Financial Officer, Dan Herzog, will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13743565

The live webcast of the call can be accessed at the Clearfield Investor Relations website along with the company's earnings press release and presentation.

A replay of the call will be available after 8:00 p.m. Eastern Time on the same day through February 15, 2024, while an archived version of the webcast will be available on the Investor Relations website for 90 days.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13743565

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, and data center markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related Earnings Presentation are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, expected customer ordering patterns, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, future availability of labor impacting our customers’ network builds, the impact of the Broadband Equity Access and Deployment Program (BEAD), Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to match capacity to meet demand, expansion into new markets and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: inflationary price pressures and uncertain availability of components, raw materials, labor and logistics used by us and our suppliers could negatively impact our profitability; we rely on single-source suppliers, which could cause delays, increase costs or prevent us from completing customer orders; we depend on the availability of sufficient supply of certain materials and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers could adversely affect us; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions, and the risks could adversely affect future operating results; we have exposure to movements in foreign currency exchange rates; adverse global economic conditions and geopolitical issues could have a negative effect on our business, and results of operations and financial condition; growth may strain our business infrastructure, which could adversely affect our operations and financial condition; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; cyber-security incidents, including ransomware, data breaches or computer viruses, could disrupt our business operations, damage our reputation, result in increased expense, and potentially lead to legal proceedings; our business is dependent on interdependent management information systems; natural disasters, extreme weather conditions or other catastrophic events could negatively affect our business, financial condition, and operating results; pandemics and other health crises, including COVID-19, could have a material adverse effect on our business, financial condition, and operating results; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; if the telecommunications market does not continue to expand, our business may not grow as fast as we expect, which could adversely impact our business, financial condition and operating results; changes in U.S. government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; we face risks associated with expanding our sales outside of the United States; expectations relating to environmental, social and governance matters may increase our cost of doing business and expose us to reputational harm and potential liability; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our stock price has been volatile historically and may continue to be volatile - the price of our common stock may fluctuate significantly; anti-takeover provisions in our organizational documents, Minnesota law and other agreements could prevent or delay a change in control of our Company; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2023 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Greg McNiff
The Blueshirt Group
773-485-7191
clearfield@blueshirtgroup.com

CLEARFIELD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)
	Three Months Ended
	December 31,
	2023	2022

Net sales	$34,230	$85,942

Cost of sales	29,533	55,293

Gross profit	4,696	30,649

Operating expenses
Selling, general and
administrative	12,859	12,759
(Loss) Income from operations	(8,163)	17,890

Net investment income	2,069	303
Interest expense	(126)	(243)
(Loss) Income before income taxes	(6,219)	17,950

Income tax (benefit) expense	(951)	3,695

Net (loss) income	$(5,268)	$14,255

Net (loss) income per share:
Basic	$(0.35)	$1.01
Diluted	$(0.35)	$1.00

Weighted average shares outstanding:
Basic	15,212,945	14,165,550
Diluted	15,212,945	14,284,847

CLEARFIELD, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
	(Unaudited)
	December 31,	September 30,
	2023	2023
Assets
Current Assets
Cash and cash equivalents	$34,484	$37,827
Short-term investments	128,352	130,286
Accounts receivable, net	17,363	28,392
Inventories, net	94,613	98,055
Other current assets	1,806	1,695
Total current assets	276,618	296,255

Property, plant and equipment, net	22,870	21,527

Other Assets
Long-term investments	6,505	6,343
Goodwill	6,615	6,528
Intangible assets, net	5,982	6,092
Right of use lease assets	13,297	13,861
Deferred tax asset	2,754	3,039
Other	988	1,872
Total other assets	36,141	37,735
Total Assets	$335,629	$355,517

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of lease liability	$3,811	$3,737
Current maturities of long-term debt	2,214	2,112
Accounts payable	7,368	8,891
Accrued compensation	5,279	5,571
Accrued expenses	2,750	2,404
Factoring liability	3,532	6,289
Total current liabilities	24,954	29,004

Other Liabilities
Long-term portion of lease liability	9,973	10,629
Deferred tax liability	607	721
Total Liabilities	35,534	40,354

Shareholders’ Equity
Common stock	149	153
Additional paid-in capital	177,322	188,218
Accumulated other comprehensive loss	476	(544)
Retained earnings	122,148	127,336
Total Shareholders’ Equity	300,095	315,163
Total Liabilities and Shareholders’ Equity	$335,629	$355,517

Clearfield, Inc.
Consolidated Statement of Cashflows
(Unaudited)
(In Thousands)
	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2023	2022
Cash flows from operating activities
Net (loss) income	$(5,268)	$14,255
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Depreciation and amortization	1,695	1,353
Gain on sale of property, plant, and equipment	(44)	-
Amortization of discount on investments	(1,160)	(218)
Deferred income taxes	(320)	(80)
Stock-based compensation expense	1,271	660
Changes in operating assets and liabilities
Accounts receivable,net	11,750	(549)
Inventories, net	4,169	(6,505)
Other assets	815	(176)
Accounts payable and accrued expenses	(5,081)	(7,637)
Net cash provided by operating activities	7,827	1,103

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(2,412)	(2,213)
Purchase of investments	(47,748)	(98,881)
Proceeds from maturities of investments	51,068	-
Net cash provided by (used in) investing activities	908	(101,094)

Cash flows from financing activities:
Repayment of long-term debt	-	(16,700)
Proceeds from issuance of common stock under	250	299
employee stock purchase plan
Repurchase of shares for payment of withholding taxes	(236)	(954)
for stock grants
Tax withholding and proceeds related to exercise of stock options	-	(342)
Issuance of stock under equity compensation plans	-	954
Net proceeds from issuance of common stock	-	130,262
Repurchase of common stock	(12,185)	-
Net cash (used in) provided by financing activities	(12,171)	113,519

Effect of exchange rates on cash	93	135
(Decrease) increase in cash and cash equivalents	(3,343)	13,663
Cash and cash equivalents, beginning of period	37,827	16,650
Cash and cash equivalents, end of period	$34,484	$30,313

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$61	$-
Cash paid for interest	$86	$205

Non-cash financing activities
Cashless exercise of stock options	$-	$431